Exhibit 10.13

INTEGRATED BIOPHARMA, INC.

AMENDED AND RESTATED CONVERTIBLE SECURED PROMISSORY NOTE

THIS AMENDED AND RESTATED CONVERTIBLE SECURED PROMISSORY NOTE DOES NOT REQUIRE PHYSICAL SURRENDER HEREOF IN ORDER TO EFFECT A PARTIAL PAYMENT HEREOF.  ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT SHOWN BELOW.

$5,350,000.00	Issue Date: June 27, 2012 New York, New York

FOR VALUE RECEIVED, INTEGRATED BIOPHARMA, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of CD FINANCIAL, LLC, a Florida limited liability company, or its permitted successors or assigns (the “Holder”), in lawful money of the United States of America and in immediately available funds, the principal sum of FIVE MILLION THREE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($5,350,000.00), or, if less, the aggregate unpaid principal amount of this Note, which principal amount shall be due and payable in such amounts and on such dates as are set forth below.  The Company further promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the interest rates, and on the dates, specified below.

This Note is the “Consolidated Note” referred to in and is executed and delivered pursuant to and in connection with the Amended and Restated Securities Purchase Agreement, dated as of June 27, 2012, by and between the Company and the Holder (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement”).

This Note amends and restates in its entirety the Original Notes referred to in the Securities Purchase Agreement.

The Company’s obligations under this Note, including, without limitation, its obligation to make payments of principal and interest hereon, are (i) guaranteed by certain of the Company’s Subsidiaries pursuant to the Subsidiary Guarantee and (ii) secured by certain of the assets  of the Company and certain of the Company’s Subsidiaries pursuant to the Security Agreement.

The following terms shall apply to this Note:

1. DEFINITIONS.

(a) Defined Terms.  When used herein, the terms below shall have the respective meanings indicated:

“Acceleration Notice” has the meaning set forth in Section 4 of this Note.

“Accumulated Unpaid Interest Amounts” has the meaning set forth in Section 2(b) of this Note.

“Company” has the meaning set forth in the first paragraph of this Note.

“Conversion Price” means $0.65 (as appropriately adjusted for stock splits, stock dividends, issuances below the Conversion Price and similar events).

“Default Interest Rate” means ten percent (10.0%) per annum.

“Holder” has the meaning set forth in the first paragraph of this Note.

“Interest” has the meaning set forth in Section 2(a) of this Note.

“Interest Payment Date” means (a) the first Business Day of each calendar month and (b) the Maturity Date.

“Issue Date” means the date of this Note as set forth on the first page of this Note.

“Maturity Date” means July 7, 2017.

“Note” means this Amended and Restated Convertible Secured Promissory Note, dated June 27, 2012, by the Company and payable to the order of the Holder, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Prepayment Date” has the meaning set forth in Section 5 of this Note.

“Prepayment Notice” has the meaning set forth in Section 5 of this Note.

“Securities Purchase Agreement” has the meaning set forth in the preamble of this Note.

(b) Terms Defined in Securities Purchase Agreement.  Any capitalized term used but not defined herein has the meaning specified in the Securities Purchase Agreement.

(c) Usage.  Section 1.2 of the Securities Purchase Agreement shall apply herein, and is incorporated herein by reference, mutatis mutandis, as if a part hereof.

2. INTEREST; PAYMENT OF INTEREST AND PRINCIPAL; CALCULATION.

(a) Interest.  Subject to Section 2(d) of this Note, the unpaid principal amount of this Note shall bear interest from and including the Issue Date until the principal amount of this Note is paid in full (“Interest”) at a rate per annum equal to six percent (6.0%).

(b) Interest Payments.  The Company shall make payments of accrued Interest hereunder on each Interest Payment Date, commencing with the first Interest Payment Date occurring after the Issue Date; provided that no such payment shall be required to be made by the Company on such Interest Payment Date if the Company, in making such payment, would violate terms of the Subordination Agreement.   To the extent that any Interest payment is not so made on any Interest Payment Date pursuant to the first sentence of this Section 2(b) as a result of the operation of the proviso in such sentence (the amount of such unpaid Interest is referred to, collectively, as the “Accumulated Unpaid Interest Amounts”), then such failure to make such payment on such Interest Payment Date shall not constitute an Event of Default.

(c) Payment on Maturity.  The outstanding principal amount of this Note shall be due and payable on the Maturity Date, together with all accrued and unpaid Interest thereon, all unpaid Accumulated Unpaid Interest Amounts and all other amounts due under this Note.

(d) Default Interest.  Any amount of principal, (subject to the last sentence in this Section 2(d)) Interest, or Accumulated Unpaid Interest Amounts that is not paid as and when due in accordance with this Note shall bear interest at the Default Interest Rate, compounded monthly, until paid in full, and such interest accrued at the Default Interest Rate shall be payable on demand.   For avoidance of doubt, it is understood and agreed that if the Company does not make a monthly Interest payment on any Interest Payment Date pursuant to Section 2(b) of this Note solely as a result of the operation of the proviso in the first sentence of Section 2(b) of this Note, then, for purposes of the first sentence of this Section 2(d), the amount of the Interest payment that was not so made on such Interest Payment Date shall not bear interest at the Default Interest Rate; provided, however, that if any Accumulated Unpaid Interest Amounts are not paid when due in accordance with Section 2(c) of this Note, then such Accumulated Unpaid Interest Amounts shall bear interest at the Default Interest Rate in accordance with the first sentence of this Section 2(d).

(e) Payments of Accumulated Unpaid Interest Amounts.  To the extent that there is any Accumulated Unpaid Interest Amounts that remains unpaid, the Company shall pay to the Holder, within five (5) Business Days after demand by Holder, the Accumulated Unpaid Interest Amounts, without premium or penalty; provided, however, that the Company shall not be required to make such payment to the extent that the Company, in making such payment, would violate the terms of the Subordination Agreement (and, in which case, for purposes of the proviso in the second sentence of Section 2(d) of this Note, such Accumulated Unpaid Interest Amounts shall not be deemed due after such demand so made).

(f) Payment in Cash.  All payments of principal, Interest, default interest (if any), and Accumulated Unpaid Interest Amounts hereunder shall be paid in cash by wire transfer of immediately available funds to the account of the Holder as designated by the Holder to the Company in writing from time to time.  All payments (including prepayments) to be made by the Company on account of principal, Interest, default interest (if any), fees and other amounts owing hereunder shall be made without set off or counterclaim.

(g) Calculation of Interest.   Any Interest and default interest (if any) payable hereunder shall be computed on the basis of a 360-day year and calculated using the actual number of days elapsed.

(h) Failure to Make Payments.  If the Company does not make any payment of principal, interest or other amounts hereunder when due because such payment, if made, would violate  the terms of the Subordination Agreement, then the failure by the Company to make such payment shall not constitute an Event of Default.

3. CONVERSION.

(a) Generally.  All or any portion of the outstanding principal amount of this Note may, at any time on or prior to or after the Maturity Date and in the Holder’s sole discretion, be converted into shares of Common Stock at the Conversion Price in effect at such time. For avoidance of doubt, any Accumulated Unpaid Interest Amounts shall not constitute principal hereunder.

(b) Mechanics of Conversion.  The Holder may, at its option, upon written notice, as provided in Section 6(b), to the Company given at any time and from time to time prior to the payment or prepayment of this Note, convert all or any portion of the principal balance of this Note into shares of Common Stock based on the Conversion Price.  Upon any conversion of this Note: (i) such principal amount converted shall become fully paid and satisfied, (ii) the Holder shall surrender and deliver this Note, duly endorsed, to the Company or such other address which the Company shall designate against delivery of the certificates representing the new securities of the Company, (iii) the Company shall promptly deliver a duly executed replacement Note to the Holder in a principal amount equal to the principal amount, if any, that remains outstanding after any such conversion; and (iv) in exchange for all or any portion of the surrendered Note described in the immediately preceding clause (i) or (ii) of this Section 3(b), the Company shall deliver to the Holder certificates representing such number of shares of Common Stock to which the Holder is entitled to receive based on its conversion of the Note in accordance with the calculation of the Conversion Price, which certificates shall bear such legends as are required under applicable state and federal securities laws and as specified in the Securities Purchase Agreement.  In no event shall any accrued Interest (including default interest (if any)) and Accumulated Unpaid Interest Amounts hereunder be subject to the conversion provisions set forth in this Section 3.

(c)           Issue Taxes.  The Company shall pay any and all issue and other taxes that may be payable with respect to any issue or delivery of shares of Common Stock on conversion of this Note pursuant hereto; provided, however, that the Holder shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(d)           Elimination of Fractional Interests.  No fractional shares of Common Stock shall be issued upon conversion of this Note, nor shall the Company be required to pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests shall be eliminated and that all issuances of Common Stock shall be rounded up to the nearest whole share of Common Stock.

4. EVENTS OF DEFAULT; REMEDIES.

If an Event of Default occurs and is continuing, the Holder shall have the right, upon written notice to the Company (an “Acceleration Notice”), to take either or both of the following actions, at the same or different times (i) declare all unpaid principal hereof, any accrued and unpaid Interest (including default interest (if any)) thereon, all Accumulated Unpaid Interest Amounts (including any default interest (if any) thereon), and any other amounts owing hereunder due and payable on the date specified in such Acceleration Notice, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived by the Company, anything contained herein to the contrary notwithstanding; provided such date of payment must be at least two (2) Business Days following the date on which the Acceleration Notice is delivered to the Company, and/or (ii) exercise any rights and remedies under this Note or as permitted by law and/or in equity; and in the case of any event described in clause (b) of the definition of “Event of Default”, all unpaid principal hereof, any accrued and unpaid Interest (including default interest (if any)) thereon, all Accumulated Unpaid Interest Amounts (including any default interest (if any) thereon), and any other amounts owing hereunder shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, anything contained herein to the contrary notwithstanding; provided, however, that the Company shall only make such payment(s) if and only to the extent that such payment(s) would not violate the terms of the Subordination Agreement.

5. PREPAYMENTS.

Prepayment of Principal.  The Company shall have the right at any time and from time to time to prepay the outstanding principal amount of this Note, without premium or penalty, upon not less than five (5) days’ prior written notice to the Holder (a “Prepayment Notice”).  In order to effectuate such prepayment, the Company shall be obligated to pay the Holder an amount equal to the amounts described in the Prepayment Notice in same day funds on the payment date (the “Prepayment Date”) specified in the Prepayment Notice; provided such date must be at least five (5) days following the date on which the Prepayment Notice is delivered to the Holder; provided, further, however, that the Company may only make such prepayment to the extent that the Company, in making such prepayment, would not violate the terms of the Subordination Agreement.  All such principal prepayments shall be applied to the outstanding principal amount of this Note.  Any prepayment shall be accompanied by payment of accrued interest on the amount so prepaid.  Notwithstanding the foregoing, if the Holder delivers an Acceleration Notice at any time prior to the Prepayment Date, then the provisions of Section 4 shall apply and control.

6. MISCELLANEOUS.

(a) Failure to Exercise Rights not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof.   All rights and remedies of the Holder hereunder are cumulative and not exclusive of any rights or remedies otherwise available. In the event that the Company does not pay any amount under this Note when such amount becomes due, the Company shall bear all costs incurred by the Holder in collecting such amount, including without limitation reasonable legal fees and expenses.

(b) Notices. Any notice, demand or request required or permitted to be given by the Company or the Holder pursuant to the terms of this Note shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as set forth in the Securities Purchase Agreement, or as shall be designated by the Company or the Holder in writing to the other party hereto in accordance this Section 6(b).

(c) Amendments and Waivers.  No amendment or modification to this Note may be made or given except pursuant to a written instrument executed by the Company and the Holder.  No waiver of any provision of this Note may be made except pursuant to a written instrument executed by the party against whom such waiver is sought to be enforced.  Any waiver given pursuant hereto shall be effective only in the specific instance and for the specific purpose for which given.

(d) Transfer of Note.  The Holder may sell, transfer or otherwise dispose of all or any part of this Note (including without limitation pursuant to a pledge) to any Person as long as such sale, transfer or disposition is in compliance with applicable Governmental Requirements, and is otherwise made in accordance with the applicable provisions of the Securities Purchase Agreement.  From and after the date of any such sale, transfer or disposition, the transferee hereof shall be deemed to be the holder of a Note in the principal amount acquired by such transferee, and the Company shall, as promptly as practicable, issue and deliver to such transferee a new Note identical in all respects to this Note, in the name of such transferee, against surrender of this Note or as otherwise specified in Section 6(e) of this Note.  The Company shall be entitled to treat the original Holder as the holder of this entire Note unless and until it receives written notice of the sale, transfer or disposition hereof.

(e) Lost or Stolen Note.  Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Note, if mutilated, the Company shall execute and deliver to the Holder a new Note identical in all respects to this Note.

(f) Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

(g) Successors and Assigns.  The terms and conditions of this Note shall inure to the benefit of and be binding upon the Company and the Holder and their respective successors (whether by merger or otherwise) and permitted assigns.   The Company may not assign its rights or obligations under this Note except as specifically required or permitted pursuant to the terms hereof or the Securities Purchase Agreement.

(h) Usury.  This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Company is permitted by applicable law to contract or agree to pay.  If by the terms of this Note, the Company is at any time required or obligated to pay interest hereunder at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Note.

(i) WAIVER OF JURY TRIAL.  THE COMPANY HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY.

(j) Severability.  Any provision of this Note held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(k) Restatement of Original Notes.  This Note shall amend, restate and replaces each of the Original Notes; provided, however, that the execution and delivery of this Note shall not in any circumstance be deemed to have terminated, extinguished or discharged any of the Company’s indebtedness under the Original Notes, all of which indebtedness shall continue under and be governed by this Note.   This Note is a replacement, amendment and restatement of the Original Notes and IS NOT A NOVATION.

(l) Subordination Agreement.  This Note shall be subject to the terms of the Subordination Agreement.

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IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer on the date first above written.

INTEGRATED BIOPHARMA.INC.

By:	/s/ E. Gerald Kay
Name: E. GERALD KAY
Title: President and Chief Executive Officer

 [Signature Page to Amended and Restated Convertible Secured Promissory Note]